Exhibit 3.1013

ENDORSED FILED In the office of the Secretary of state of the State of California NOV 20 1989 MARCH FONG EU, Secretary of State
ARTICLES OF INCORPORATION

OF

WEST COUNTY LANDFILL, INC.
I
     The name of this corporation is WEST COUNTY LANDFILL, INC.
II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     The name and address in the State of California of this corporation’s initial agent for service of process is: Richard E. Norris, 3260 Blume Drive, Suite 200, Richmond, California.
IV
     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.

Dated: 11-13-89	/s/ DENNIS VARNI
DENNIS VARNI

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ DENNIS VARNI
DENNIS VARNI